Exhibit 15.1

LETTER of Ernst & Young LLP REGARDING UNAUDITED INTERIM FINANCIAL INFORMATION

Board of Directors and Shareholders

STERIS Corporation

We are aware of the incorporation by reference in the following Registration Statements and Post Effective Amendments and related Prospectuses of our report dated August 9, 2010 relating to the unaudited consolidated interim financial statements of STERIS Corporation and subsidiaries that are included in its Form 10-Q for the quarter ended June 30, 2010:

Registration Number	Description
333-65155	Form S-8 Registration Statement – STERIS Corporation 1998 Long-Term Incentive Compensation Plan

333-32005	Form S-8 Registration Statement – STERIS Corporation 1997 Stock Option Plan

333-06529	Form S-3 Registration Statement – STERIS Corporation

333-01610	Post-effective Amendment to Form S-4 on Form S-8 – STERIS Corporation

33-91444	Form S-8 Registration Statement – STERIS Corporation 1994 Equity Compensation Plan

33-91442	Form S-8 Registration Statement – STERIS Corporation 1994 Nonemployee Directors Equity Compensation Plan

33-55976	Form S-8 Registration Statement – STERIS Corporation 401(k) Plan

333-09733	Form S-8 Registration Statement – STERIS Corporation 401(k) Plan

333-101308	Form S-8 Registration Statement – STERIS Corporation 2002 Stock Option Plan

333-91302	Form S-8 Registration Statement – Nonqualified Stock Option Agreement between STERIS Corporation and Mark D. McGinley

333-137167	Form S-8 Registration Statement – STERIS Corporation Deferred Compensation Plan

333-136239	Form S-8 Registration Statement – STERIS Corporation 2006 Long-Term Equity Incentive Plan

/s/    Ernst & Young LLP

Cleveland, Ohio

August 9, 2010